As filed with the Securities and Exchange Commission on May 18, 1998
                                                    Registration No. 333-52055
==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               ------------

                            AMENDMENT NO. 2 TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                               ------------

                              CVS Corporation
          (Exact Name of Registrant as specified in its charter)


            Delaware                                  05-0494040
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

                               ------------

                               One CVS Drive
                      Woonsocket, Rhode Island 02895
                              (401) 765-1500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------

                            Charles C. Conaway
           Executive Vice President and Chief Financial Officer
                              CVS Corporation
                               One CVS Drive
                      Woonsocket, Rhode Island 02895
                              (401) 765-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------

Copies to:

   Dennis S. Hersch, Esq.             Alan S. Schwartz, Esq.            Robert E. Buckholz, Jr., Esq.
Deanna L. Kirkpatrick, Esq.            Norman Beitner, Esq.                  Sullivan & Cromwell
   Davis Polk & Wardwell         Honigman Miller Schwartz and Cohn            125 Broad Street
    450 Lexington Avenue           2290 First National Building           New York, New York 10004
  New York, New York 10017         Detroit, Michigan 48226-3583                (212) 558-4000
       (212) 450-4000                     (313) 256-7800


      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

                             EXPLANATORY NOTE

               This Registration Statement relates to up to 2,650,000 shares (or 3,047,500 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock, par value $.01 per share (the "Common Stock"), of CVS Corporation (the "Company" or "CVS") that may be delivered by the CVS Automatic Common Exchange Security Trust (the "Trust"), a non-diversified closed-end management investment company, to holders of Trust Automatic Common Exchange Securities of the Trust (the "Automatic Common Exchange Securities") upon exchange of the Automatic Common Exchange Securities. The Automatic Common Exchange Securities are being offered pursuant to a separate prospectus of the Trust (the "Trust Prospectus") included in a registration statement on Form N-2 (Registration Nos. 333-41617 and 811-08539). The Company is not affiliated with the Trust and will not receive any of the proceeds from the sale of the Automatic Common Exchange Securities. The Company will have no obligations with respect to the Automatic Common Exchange Securities. The Prospectus will be attached to the Trust Prospectus.


                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

               The following table sets forth the fees and expenses payable by the Company in connection with the registration of the shares. The Selling Stockholder will not incur any expenses in connection with the registration of the shares hereunder. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

Securities and Exchange Commission registration fee......           $61,723
Blue sky fees and expenses...............................            $5,000
NASD filing fee..........................................           $17,930
Printing expense.........................................           $40,000
Accounting fees and expenses.............................           $50,000
Legal fees and expenses..................................          $200,000
Miscellaneous............................................            $1,347
                                                                -----------
   Total.................................................      $    376,000
                                                                ===========


Item 15. Indemnification of Directors and Officers

               Exculpation. Section 102(b)(7) of the Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit.

               The CVS Charter limits the personal liability of a director to CVS and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

               Indemnification. Section 145 of the Delaware Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

               Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

               The CVS Charter provides for indemnification of directors and officers of CVS against liability they may incur in their capacities as such to the fullest extent permitted under the Delaware Law.

               Insurance. CVS has in effect Directors and Officers Liability Insurance with a limit of $100,000,000 and pension trust liability insurance with a limit of $50,000,000. This insurance was purchased in layers from National Union Fire Insurance Company of Pittsburgh, Pennsylvania; Federal Insurance Company of Warren, New Jersey; Royal Indemnity Company of Charlotte, North Carolina; Columbia Casualty Insurance Company of Chicago, Illinois; St. Paul Surplus Lines Company of St. Paul, Minnesota; and Reliance Insurance Company of Philadelphia, Pennsylvania. The pension trust liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.

               Revco Directors and Officers. The Merger Agreement dated as of July 1997 among CVS and Revco (the "Revco Merger Agreement") provides that CVS will cause Revco and its Subsidiaries to indemnify (including the payment of reasonable fees and expenses of legal counsel) the current or former directors or officers of Revco to the fullest extent permitted by law for damages and liabilities arising out of facts and circumstances occurring at or prior to the Merger. The Revco Merger Agreement also provides that for a period of six years after the Merger CVS will cause to be maintained in effect Revco's existing policies of directors' and officers' liability insurance as in effect on February 6, 1997 (provided that CVS may substitute policies with reputable and financially sound carriers having at least the same coverage and amounts and containing terms and conditions that are no less advantageous) with respect to facts or circumstances occurring at or prior to the Merger; provided that if the annual premium for such insurance during such six-year period exceeds 200% of the annual premiums paid by Revco as of February 6, 1997 for such insurance (such 200% amount, the "Maximum Premium") then CVS will cause Revco to provide the most advantageous directors' and officers' insurance coverage then available for an annual premium equal to the Maximum Premium.

               Arbor Directors and Officers. The Agreement and Plan of Merger dated as of February 8, 1998, among CVS, Arbor and Red Acquisition, Inc. provides that after the Effective Time (as defined in the Merger Agreement), CVS will cause Arbor to indemnify (including the payment of reasonable fees and expenses of legal counsel) each person who was a director or officer of Arbor or its subsidiaries at or prior to the date of the Merger Agreement to the fullest extent permitted by law for damages and liabilities arising out of facts and circumstances occurring at or prior to the Effective Time. The Merger Agreement also provides that, for a period of six years after the Effective Time, CVS will maintain in effect Arbor's existing policies of directors' and officers' liability insurance as in effect on February 8, 1998 (provided that CVS may substitute policies with reputable and financially sound carriers having at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premium for such insurance during such six-year period exceeds 200% of the aggregate annual premium paid by Arbor as of February 8, 1998 for such insurance, then CVS will cause Arbor to provide the most advantageous directors' and officers' insurance coverage then available for an annual premium equal to such 200% of the February 8, 1998 premiums.

Item 16. Exhibits

               See index to exhibits at E-1.

Item 17. Undertakings

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

               The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Pursuant to the requirements of the Securities Act of 1933, CVS Corporation has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woonsocket, State of Rhode Island, on May 18, 1998.

                           CVS CORPORATION


                           By: /s/ Charles C. Conaway
                               ------------------------------------
                               Charles C. Conaway
                               Executive Vice President and
                               Chief Financial Officer




               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                           Title                                Date
       ---------                                           -----                                ----
                                         President, Chief Executive Officer and             May 18, 1998
      *                                    Director (Principal Executive Officer)
-------------------------------------
Thomas M. Ryan
                                         Executive Vice President and Chief                 May 18, 1998
                                           Financial Officer (Principal Financial
/s/ Charles C. Conaway                     Officer)
-------------------------------------
Charles C. Conaway

      *                                  Vice President (Principal Accounting Officer)      May 18, 1998
-------------------------------------
Larry D. Solberg

      *                                  Director                                           May 18, 1998
-------------------------------------
Allan J. Bloostein

      *                                  Director                                           May 18, 1998
-------------------------------------
W. Don Cornwell

      *                                  Director                                           May 18, 1998
-------------------------------------
Thomas P. Gerrity

      *                                  Chairman of the Board and Director                 May 18, 1998
-------------------------------------
Stanley P. Goldstein

      *                                  Director                                           May 18, 1998
-------------------------------------
William H. Joyce

      *                                  Director                                           May 18, 1998
-------------------------------------
Terry R. Lautenbach

      *                                  Director                                           May 18, 1998
-------------------------------------
Terrence Murray

      *                                  Director                                           May 18, 1998
-------------------------------------
Sheli Z. Rosenberg

      *                                  Director                                           May 18, 1998
-------------------------------------
Ivan G. Seidenberg

      *                                  Director                                           May 18, 1998
-------------------------------------
Thomas O. Thorsen

      *                                  Director                                           May 18, 1998
-------------------------------------
Eugene Applebaum


*By:  /s/ Charles C. Conaway             Attorney-in-Fact
-------------------------------------
Charles C. Conaway


                             INDEX TO EXHIBITS


                                                                                Sequentially
Exhibit No.                      Description                                    Numbered Page
-----------                      -----------                                    -------------
   2.1     Agreement and Plan of Merger dated as of February 8, 1998, among the Registrant, Arbor Drugs, Inc. and Red Acquisition, Inc.
           (incorporated by reference to Annex A of the Joint Proxy
           Statement/Prospectus contained in the Registration Statement on
           Form S-4 No. 333-47193 dated March 2, 1998)

   4.1     Amended and Restated Certificate of Incorporation of the
           Registrant (incorporated by reference to Exhibit 3.1 of CVS
           Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1986)

   4.1A    Certificate of Amendment to the Amended and Restated
           Certificate of Incorporation of the Registrant

   4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of CVS Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)

   4.3     Specimen Common Stock certificate (incorporated by reference to
           Exhibit 4-1 to the Registrant's Registration Statement on Form 8-B dated November 4, 1996)

   4.4     Registration Rights Agreement dated as of March 31, 1998+

   4.5     Amendment No. 1 to Registration Rights Agreement dated as of
           April 20, 1998+

   5.1 Opinion of Davis Polk & Wardwell regarding the validity of the securities being registered+

  15.1     Letter re: Unaudited Interim Financial Information+

  23.1     Consent of KPMG Peat Marwick LLP+

  23.2     Consent of Davis Polk & Wardwell (contained in the Opinion of
           Counsel filed as Exhibit 5.1 hereto)

  24.1     Power of Attorney+


+Previously filed.

                         CERTIFICATE OF AMENDMENT
                                  TO THE
             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                              CVS CORPORATION

IT IS HEREBY CERTIFIED THAT:

               1. The name of the corporation (hereinafter referred to as the "Corporation") is CVS CORPORATION. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware is August 22, 1996.

               2. At a meeting of the Board of Directors of the Corporation on March 12, 1998, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation, declaring said amendment to be advisable and calling the annual meeting of the stockholders of said Corporation for, among other things, consideration thereof. The resolution setting forth the proposed amendment was as follows:

     RESOLVED, that the Corporation's Amended and Restated Certificate of Incorporation be amended, and that the Directors of the Corporation recommend that the shareholders of the Corporation approve the amendment of the Certificate of Incorporation, by striking out the first paragraph of Article Fourth thereof and substituting in lieu of said paragraph the following:

       FOURTH:  The authorized capital stock of the corporation consists of
       (i) 1,000,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), (ii) 120,619 shares of Cumulative Preferred Stock, par value $.01 per share ("Preferred Stock"), and (iii) 50,000,000 shares of Preference Stock, par value $1 per share ("Preference Stock").

               3. Thereafter, pursuant to a resolution of its Board of Directors, the annual meeting of stockholders of the Corporation was duly called and held, on May 13, 1998, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

               4. The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Zenon P. Lankowsky, an authorized officer of the Corporation, this 15th day of May, 1998.


                                   CVS CORPORATION




                                   By: /s/ Zenon P. Lankowsky
                                       ----------------------------
                                       Zenon P. Lankowsky
                                       Secretary